Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Teladoc Health, Inc. on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Teladoc Health, Inc. and Livongo Health, Inc., which is part of the Registration Statement, of our written opinion, dated August 5, 2020 appearing as Annex D to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Livongo’s Financial Advisor”, “Risk Factors—Risks Relating to the Merger”, “The Merger Agreement—Representations and Warranties”, “The Merger—Background of the Merger”, “The Merger—Teladoc Unaudited Financial Projections”, “The Merger—Livongo Unaudited Financial Projections”, “The Merger—Recommendation of the Livongo Board of Directors; Livongo’s Reasons for the Merger” and “The Merger—Opinion of Livongo’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Owen O’Keeffe
Owen O’Keeffe
Managing Director

San Francisco, California
September 2, 2020